PROSPECTUS SUPPLEMENT To Prospectus dated June 3, 2025, as supplemented by Prospectus Supplement dated August 22, 2025, as amended by Post-Effective Amendment dated September 23, 2025	Filed Pursuant to 424(b)(3) Registration No. 333-287729

18,220,863 Shares of common stock

This prospectus supplement is being filed to update and supplement the information solely with respect to the Preferred Equity Purchase Agreement, by and among Applied Digital Corporation (the “Company”) and the investors signatory thereto, dated as of April 30, 2025, as amended by the first amendment (the “First Amendment”) to the PEPA, dated August 14, 2025 and the second amendment (the “Second Amendment”) to the PEPA, dated September 11, 2025 (collectively, the “PEPA”) and the Company’s Series G Convertible Preferred Stock par value $0.001 (the “Series G Preferred Stock”) issuable pursuant thereto, contained in the prospectus, as may be supplemented and amended from time to time (the “Prospectus”), which forms part of the registration statement on Form S-3ASR (File No. 333-287729) filed with the Securities and Exchange Commission (the “SEC”) on June 3, 2025, as supplemented by the prospectus supplement filed with the SEC on August 22, 2025 (together, the “Original Registration Statement”), as amended by the post-effective amendment dated September 23, 2025 (the “Post-Effective Amendment”). Of the 44,931,523 shares of our common stock, par value $0.001 (“common stock”), issuable upon conversion of the Series G Preferred Stock to the selling stockholders pursuant to the PEPA, the number of shares of our common stock covered by this prospectus supplement has been adjusted to reflect that an aggregate of 26,710,660 shares were previously sold by the selling stockholders pursuant to the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

On October 7, 2025, we entered into the third amendment to the PEPA (the “Third Amendment”) in order to increase the aggregate commitment amount of the shares of Series G Preferred Stock from $450 million to $590 million. In addition, on October 14, 2025, we filed a fourth amendment (the “Fourth CoD Amendment”) to the Series G Certificate of Designation, as amended. The Fourth CoD Amendment amended the Series G Certificate of Designation, as amended, to increase the Floor Price (as set forth in Section 1.5(c)(i) of the Certificate of Designation) to $34.00 from $22.00. We are filing this prospectus supplement to supplement certain information set forth in the Prospectus in connection with the Third Amendment.

We will not receive any proceeds from the sale of common stock by the selling stockholders. The common stock to which this prospectus supplement relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Although we have been advised by the selling stockholders that the selling stockholders are purchasing the shares of Series G Preferred Stock or Warrants, as applicable, for their own account, for investment purposes in which they take and bear investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the SEC may take the position that the selling stockholders are deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of the shares by the selling stockholders and any discounts, commissions or concessions received by the selling stockholders are deemed to be underwriting discounts and commissions under the Securities Act. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution (Conflict of Interest).”

In connection with the First Amendment, the Second Amendment and the Third Amendment, B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and FINRA member, acted as sole placement agent to the Company and is entitled to a cash fee equal to 2% of the gross cash proceeds received by the Company in connection with the issuance and sale of the shares of the Series G Preferred Stock pursuant to thereto. See the section entitled “Plan of Distribution (Conflict of Interest).”

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus supplement and the Prospectus before you invest in our common stock. You also should read the documents we have referred you to in the “Where You Can Find More Information” section of this Prospectus for information about us and our financial statements.

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “APLD.” On October 10, 2025, the last reported sale price of our common stock on Nasdaq was $33.99 per share.

Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.applieddigital.com.

Investing in our securities involves risks. Before making an investment decisions, you should carefully review the information contained in the Prospectus under the heading “Risk Factors” beginning on page 6 of the Prospectus, as well as the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended May 31, 2025, filed with the SEC on July 30, 2025, as supplemented by the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 15, 2025.

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PRIVATE PLACEMENTS

PEPA

As previously disclosed, on April 30, 2025, we entered into the PEPA with the investors signatory thereto for the issuance and sale of up to 156,000 shares of the Series G Preferred Stock, in exchange for total proceeds of $150 million. Additionally, on April 30, 2025, we entered into a registration rights agreement with the investors signatory thereto pursuant to which we filed the Original Registration Statement, which was deemed automatically effective by the SEC upon filing, registering the resale of the shares of common stock issuable upon conversion of the Series G Preferred Stock.

On August 14, 2025, the First Amendment, in order to increase our access to capital to fund the continued construction and development of Polaris Forge 1. The First Amendment amended the PEPA to, among other things, (i) increase the aggregate commitment amount of the shares of Series G Preferred Stock from $150 million to $300 million, (ii) increase our access to capital by removing the Put Limitation (as defined in the PEPA) that had previously limited the aggregate purchase price for any Put Issuance (as defined in the PEPA) to no more than $75 million, and (iii) decrease the original issue discount from 4% to 2%. In connection with the First Amendment, on August 14, 2025, we filed an amendment (the “First CoD Amendment”) to the Series G Preferred Stock Certificate of Designation (the “Series G Certificate of Designation”), originally filed with the Secretary of State of the State of Nevada on April 30, 2025. The First CoD Amendment amended the Series G Certificate of Designation to, among other things, (i) increase the initial Floor Price (as set forth in Section 1.5(c)(i) of the Series G Certificate of Designation) to $12.50 from $4.25, and (ii) change the limit below which the Floor Price may not be reduced (as set forth in Section 1.5(c)(ii) of the Series G Certificate of Designation) to $4.33 from $1.34. The Floor Price sets the minimum floor for the conversion price of the Series G Preferred Stock, which price may not be reduced unless we determine to do so in our discretion.

Prior to the execution of the First Amendment, 156,000 shares of Series G Preferred Stock were issued, of which all 156,000 shares have been converted into approximately 21.0 million shares of our common stock. As a result of the full conversion of the Series G Preferred Stock and the First CoD Amendment, all 156,000 shares of Series G Preferred Stock were retired and resumed the status of authorized but unissued shares of Series G Preferred Stock.

On September 11, 2025, we entered into the second amendment to the PEPA (the “Second Amendment”) in order to increase the aggregate commitment amount of the shares of Series G Preferred Stock from $300 million to $450 million. In connection with the Second Amendment, on September 11, 2025, we filed the second amendment (the “Second CoD Amendment”) to the Series G Certificate of Designation, as amended by the First CoD Amendment. The Second CoD Amendment amended the Series G Certificate of Designation, as amended, to increase the number of shares authorized for issuance as Series G Preferred Stock from 156,000 to 204,000 shares.

On September 25, 2025, we filed a third amendment (the “Third CoD Amendment”) to the Series G Certificate of Designation, as amended. The Third CoD Amendment amended the Series G Certificate of Designation, as amended, to increase the Floor Price (as set forth in Section 1.5(c)(i) of the Certificate of Designation) to $22.00 from $12.50.

Since the execution of the Second Amendment and the Third CoD Amendment, 204,000 shares of Series G Preferred Stock have been issued, of which all 204,000 shares of Series G Preferred Stock have been converted into an aggregate of approximately 10.2 million shares of common stock. As such, all 204,000 shares of Series G Preferred Stock were retired and resumed the status of authorized but unissued shares of Series G Preferred Stock, for a total of 204,000 shares of Series G Preferred Stock available for issuance.

On October 7, 2025, we entered into the third amendment (the “Third Amendment”) to the PEPA, in order to increase the aggregate commitment amount of the shares of Series G Preferred Stock from $450 million to $590 million. In addition, on October 14, 2025, we filed a fourth amendment (the “Fourth CoD Amendment”) to the Series G Certificate of Designation, as amended. The Fourth CoD Amendment amended the Series G Certificate of Designation, as amended, to increase the Floor Price (as set forth in Section 1.5(c)(i) of the Certificate of Designation) to $34.00 from $22.00.

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The Series G Preferred Stock became convertible on June 3, 2025, the date on which the Original Registration Statement was declared effective by the SEC. Conversion of the Series G Preferred Stock is subject to a customary 4.99% beneficial ownership limitation, as well as a 19.99% conversion limitation pursuant to the applicable Nasdaq Listing Rules, representing 44,931,523 shares of our common stock (the “Exchange Cap”).

On each conversion date, the conversion price for the Series G Preferred Stock being converted (the “Conversion Price”) will equal the greater of (i) 95% of the lowest daily Volume Weighted Average Price for each of the five trading days immediately preceding the conversion date and (ii) the initial floor price of $34.00, which may be reduced by the Company at any time in its sole discretion, but in no event below $4.33 (as may be adjusted from time to time, the “Floor Price”). For illustrative purposes only, based on its initial stated value of $1,000 per share and the $34.00 initial Floor Price, the 142,800 shares of Series G Preferred Stock issuable pursuant to the Third Amendment would be convertible into an aggregate of 4,200,000 shares of common stock.

If any selling stockholder is prevented from converting any portion of its Series G Preferred Stock because of the Exchange Cap, and such limitation continues for 18 months following the date that is 18 months following the issuance of such Series G Preferred Stock, or, if earlier, the date that is 36 months following April 30, 2025 (the “Commitment Date”), then the portion of the Series G Preferred Stock held by such selling stockholder at such time shall be redeemed by the Company, within 10 trading days after such earlier date, at a price equal to 110% of $1,000, the stated value of such Series G Preferred Stock.

If, (i) the Volume Weighted Average Price (as defined in the Series G Certificate of Designation, as amended) for any trading day falls below the Floor Price, as may be adjusted from time to time, and then remains below the Floor Price for 10 consecutive trading days (which 10 consecutive trading day period shall not include any days prior to the original issuance date of the applicable Series G Preferred Stock) (the “VWAP Condition”) and (ii) while such VWAP Condition is met a selling stockholder delivers a Notice of Conversion (as defined in the Series G Certificate of Designation, as amended) in respect of any portion of Series G Preferred Stock held by such selling stockholder at such time (together, the “VWAP Limitation”), then such Notice of Conversion shall state whether such selling stockholder elects to either (x) convert the Series G Preferred Stock at the Conversion Price then in effect or (y) condition the conversion of the Series G Preferred stock on the Company electing to reduce the Floor Price, effective prior to effecting such conversion, to ninety-five percent (95%) of the lowest Volume Weighted Average Price during the five (5) Trading Day period immediately preceding and ending on the trading day immediately preceding such date of conversion (a “Conditional Notice of Conversion”). If the Company receives a Conditional Notice of Conversion, then the Company shall, at its election, (i) reduce the Floor Price as described in clause (y) of the foregoing sentence prior to giving effect to such conversion and, upon such election, the conversion shall be effected at such reduced Floor Price in accordance with the terms of the Series G Certificate of Designation, as amended, or (ii) in lieu of reducing the Floor Price and effecting such conversion, redeem such Series G Preferred Stock and pay to such selling stockholder, on a monthly basis beginning on the 1st day of the 1st month following the date of conversion in respect of such Conditional Notice of Conversion and continuing for 11 months thereafter, an amount equal to 1/12th of 105% of $1,000, the stated value of such Series G Preferred Stock; provided, however, that if the date that is 18 months following issuance of such Series G Preferred Stock, or, if earlier, the date that is 36 months following the Commitment Date, occurs during such 12-month period, then payment of the balance, if any, shall accelerate and become due and payable by the Company within 10 trading days of such earlier date. If the VWAP Limitation is met at any time after the Commitment Date and continues for each trading day through the date that is 18 months following issuance of such Series G Preferred Stock, or, if earlier, the date that is 36 months following the Commitment Date, and during such period a selling stockholder does not deliver a Notice of Conversion (or Conditional Notice of Conversion) in respect of any portion of its Series G Preferred Stock held by such selling stockholder at such time, then all Series G Preferred Stock held by such selling stockholder on the date that is 18 months following issuance of such Series G Preferred Stock, or, if earlier, the date that is 36 months following the Commitment Date, shall be redeemed by the Company, within 10 trading days of the date of such earlier date, at a price equal to 110% of $1,000, the stated value of such Series G Preferred Stock. All such redemptions, if any, shall be paid in cash by the Company.

Placement Agent (Conflict of Interest)

In connection with the First Amendment, the Second Amendment and the Third Amendment, B. Riley Securities, Inc. (“BRS”) acted as sole placement agent to the Company and is entitled to a cash fee equal to 2% of the gross cash proceeds received by the Company in connection with the sale and issuance of shares of Series G Preferred Stock pursuant to [the First Amendment, the Second Amendment and ]the Third Amendment. Certain of the selling stockholders under the Original Registration Statement, as amended by the Post Effective Amendment are affiliates of BRS. See “Plan of Distribution (Conflicts of Interest) - Conflicts of Interest” in this prospectus supplement.

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USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our common stock in this offering. However, we have received $450 million in gross proceeds, before deducting offering expenses and placement agent fees, from the prior issuances of Series G Preferred Stock and may receive total proceeds of up to $140 million, prior to fees paid to B. Riley Securities, Inc. for their role as placement agent in an amount equal to 2% of the total proceeds, from our issuance of the shares of Series G Preferred Stock to the selling stockholders pursuant to the Third Amendment. We intend to use the net proceeds from our issuance of the shares of Series G Preferred Stock pursuant to the Third Amendment for working capital and general corporate purposes. Our management has broad discretion over the allocation of the net proceeds from the issuance of the shares of Series G Preferred Stock. We will pay all of the fees and expenses incurred by us in connection with this registration.

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SELLING STOCKHOLDERS

In accordance with the terms of the PEPA, this prospectus covers the resale of up to 18,220,863 shares of common stock, which represents the number of shares that remain available for issuance upon conversion of the Series G Preferred Stock under the Exchange Cap. For illustrative purposes only, based on its initial stated value of $1,000 per share and the $34.00 initial Floor Price, the 142,800 shares of Series G Preferred Stock issuable pursuant to the Third Amendment would be convertible into an aggregate of 4,200,000 shares of common stock. However, the actual number of shares of common stock that may be issued to the selling stockholders in connection with any conversion of the Series G Preferred Stock issued pursuant to the Third Amendment is not currently known. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below identifies the selling stockholders and provides other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock, as of October 10, 2025. The third column lists the shares of common stock being offered by this prospectus supplement by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus supplement.

Name of Selling Stockholder	Number of Shares of common stock Owned Prior to Offering		Maximum Number of Shares of common stock to be Sold Pursuant to this Prospectus Supplement (1)	Number of Shares of common stock Owned After Offering (2)	Percentage of Shares of common stock Owned After Offering (3)

AFOB FIP MS, LLC (4)	13,321,253	(5)	13,071,253	250,000	*
B. Riley Wealth Management Holdings Inc. (6)	988,500	(7)	840,000	148,500	*
B. Riley Principal Investments, LLC (8)	1,318,148	(9)	1,120,148	198,000	*
B. Riley Principal Capital, LLC (10)	988,500	(11)	840,000	148,500	*

*	Less than 1%.

(1)	The number of shares of common stock offered by this prospectus supplement includes up to 18,220,863 shares of common stock, which represents the number of shares that remain available for issuance upon conversion of the Series G Preferred Stock under the Exchange Cap. The actual number of shares of common stock that may be issued to the selling stockholders in connection with any conversion of the Series G Preferred Stock issued pursuant to the Third Amendment is not currently known.

(2)	Assumes the sale of all shares of common stock offered by the selling stockholders pursuant to this prospectus supplement.

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(3)	Percentage is based on 279,685,875 shares of common stock outstanding as of October 10, 2025 (and rounded to the nearest tenth of a percent) and assumes the sale of all shares of common stock offered by the selling stockholders pursuant to this prospectus.

(4)	All investment decisions for AFOB FIP MS, LLC are made by Fred Goldman, Treasurer of AFO Blackberry, LLC, AFOB FIP MS, LLC’s Managing Member. The business address of AFOB FIP MS, LLC is 1011 Lake Street, Suite 311 Oak Park, IL 60301.

(5)	Consists of (i) 250,000 shares of common stock, (ii) 11,671,400 shares of common stock issued to this selling stockholder pursuant to prior conversions of Series G Preferred Stock, offered by this selling stockholder pursuant to this prospectus supplement and (iii) 1,399,853 shares of common stock underlying 47,595 shares of Series G Preferred Stock issuable in the aggregate to this selling stockholder pursuant to the Third Amendment, based on its initial stated value of $1,000 per share and the $34.00 initial Floor Price.

(6)	All investment decisions for B. Riley Wealth Management Holdings Inc. are made by B. Riley Wealth Management Holdings Inc.’s Chief Executive Officer, Michael Mullen. B. Riley Wealth Management Holdings Inc. is a wholly owned subsidiary of B. Riley Financial, Inc. and an affiliate of BRS, a registered broker-dealer and FINRA member. B. Riley Wealth Management Holdings Inc. is also an affiliate of B. Riley Wealth Management, Inc., a registered broker-dealer and FINRA member. On August 14, 2025, we engaged BRS to serve as placement agent in connection with the sale of shares of Series G Preferred Stock under the PEPA, as amended, to the selling stockholders (including B. Riley Wealth Management Holdings Inc.). See “Plan of Distribution (Conflict of Interest)” for additional information. We otherwise do not have a material relationship with this selling stockholder. The business address of B. Riley Wealth Management Holdings Inc. is 40 South Main Street, Suite 1600, Memphis Tennessee, 38103.

(7)	Consists of (i) 148,500 shares of common stock and (ii) 840,000 shares of common stock underlying 28,560 shares of Series G Preferred Stock issuable in the aggregate to this selling stockholder pursuant to the Third Amendment, based on its initial stated value of $1,000 per share and the $34.00 initial Floor Price.

(8)	All investment decisions for B. Riley Principal Investments, LLC are made by B. Riley Principal Investments, LLC’s Chief Executive Officer, Bryant Riley. B. Riley Principal Investments, LLC is a wholly owned subsidiary of B. Riley Financial, Inc. and an affiliate of BRS, a registered broker-dealer and FINRA member. On August 14, 2025, we engaged BRS to serve as placement agent in connection with the sale of shares of Series G Preferred Stock under the PEPA, as amended, to the selling stockholders (including B. Riley Principal Investments, LLC). See “Plan of Distribution (Conflict of Interest)” for additional information. We otherwise do not have a material relationship with this selling stockholder. The business address of B. Riley Principal Investments, LLC is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.

(9)	Consists of (i) 198,000 shares of common stock and (ii) 1,120,148 shares of common stock underlying 38,085 shares of Series G Preferred Stock issuable in the aggregate to this selling stockholder pursuant to the Third Amendment, based on its initial stated value of $1,000 per share and the $34.00 initial Floor Price.

(10)	All investment decisions for B. Riley Principal Capital, LLC are made by an investment committee, consisting of Andy Moore, Jimmy Baker and Eric Rajewski. B. Riley Securities Holdings, Inc. is the holding company of B. Riley Principal Capital, LLC, and B. Riley Financial, Inc. is the majority shareholder of B. Riley Securities Holdings, Inc. and an affiliate of BRS, a registered broker-dealer and FINRA member. On August 14, 2025, we engaged BRS to serve as placement agent in connection with the sale of shares of Series G Preferred Stock under the PEPA, as amended, to the selling stockholders (including B. Riley Principal Capital, LLC). See “Plan of Distribution (Conflict of Interest)” for additional information. We otherwise do not have a material relationship with this selling stockholder. The business address of B. Riley Principal Capital, LLC is 11100 Santa Monica Blvd. Suite 800, Los Angeles, CA 90025.

(11)	Consists of (i) 148,500 shares of common stock and (ii) 840,000 shares of common stock underlying 28,560 shares of Series G Preferred Stock issuable in the aggregate to this selling stockholder pursuant to the Third Amendment, based on its initial stated value of $1,000 per share and the $34.00 initial Floor Price.

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PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling common stock:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
●	block trades in which the broker dealer will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker dealer as principal and resale by the broker dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such common stock at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

In connection with the First Amendment, the Second Amendment and the Third Amendment, we have engaged BRS, a registered broker-dealer and member of FINRA, to act as our sole placement agent in connection with the sale and issuance of shares of Series G Preferred Stock pursuant to the First Amendment, the Second Amendment and the Third Amendment and have agreed to pay a cash fee equal to 2% of the gross cash proceeds received by the Company in connection with the sale and issuance of shares of Series G Preferred Stock pursuant to the First Amendment, the Second Amendment and the Third Amendment. Certain of the selling stockholders under the Original Registration Statement, as amended by the Post Effective Amendment are affiliates of BRS. Because such selling stockholders will receive all the net proceeds from the resale of our shares of common stock pursuant to the Prospectus, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering is conducted in compliance with the provisions of FINRA Rule 5121 and in accordance with FINRA Rule 5121, no FINRA member (including BRS) is permitted to sell our shares of common stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. The appointment of a “qualified independent underwriter” (as defined in FINRA Rule 5121) is not necessary for this offering because the shares of our common stock being offered have a “bona fide public market” (as defined in FINRA Rule 5121).

B. Riley Principal Capital, LLC and B. Riley Principal Investments, LLC have also each informed us that it presently anticipates using, but is not required to use, BRS, a registered broker-dealer and FINRA member and an affiliate of B. Riley Principal Capital, LLC and B. Riley Principal Investments, LLC, as a broker to effectuate resales, if any, of our shares of common stock that it may acquire from us pursuant to the PEPA, as amended, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such shares of common stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. B. Riley Wealth Management Holdings Inc. has informed us that it presently anticipates using, but is not required to use, B. Riley Wealth Management, Inc., a registered broker-dealer and FINRA member and an affiliate of B. Riley Wealth Management Holdings Inc., as a broker to effectuate resales, if any, of our shares of common stock that it may acquire from us pursuant to the PEPA, as amended, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such shares of common stock that it may acquire from us. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. B. Riley Principal Capital, LLC has informed us that each such broker-dealer it engages to effectuate resales of our shares of common stock on its behalf, excluding BRS, may receive commissions from B. Riley for executing such resales for B. Riley and, if so, such commissions will not exceed customary brokerage commissions.

Except as set forth above, we know of no existing arrangements between the selling stockholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock offered by this Prospectus.

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The selling stockholders may also sell the common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of the common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell the common stock short and deliver the common stock to close out their short positions, or loan or pledge the common stock to broker dealers that in turn may sell the common stock. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the common stock offered by this prospectus, which common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any discount on the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. On August 14, 2025, we engaged BRS to act as our placement agent in connection with the private placements of the Series G Preferred Stock. We have agreed to pay BRS a cash fee equal to 2% of the gross cash proceeds received by the us in connection with the sale and issuance of shares of Series G Preferred Stock pursuant to the First Amendment, the Second Amendment and the Third Amendment. See “Private Placements” for more information. We otherwise do not have a material relationship with any of the selling stockholders.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of the date on which the common stock have been sold or may be sold without any restrictions pursuant to Rule 144, as determined by the Company Counsel pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent. The common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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